EXHIBIT 10.1

                                                                  EXECUTION COPY


                          MUTUAL TERMINATION AGREEMENT


         This MUTUAL TERMINATION AGREEMENT dated September 28, 2004 (the "AGREEMENT") is made and entered into by and among SteelCloud, Inc., a company organized under the laws of the Commonwealth of Virginia ("STEELCLOUD"), SCLD Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SteelCloud ("MERGECO"), and V-ONE Corporation, a Delaware corporation ("V-ONE"). SteelCloud, Mergeco, V-ONE are collectively referred to as the "PARTIES" and each individually as a "PARTY." SteelCloud, Mergeco and their officers, directors, security-holders, affiliates, agents and representatives are at times collectively referred to herein as the "STEELCLOUD GROUP" and V-ONE and its officers, directors, security-holders, affiliates, agents and representatives are at times collectively referred to herein as the "V-ONE GROUP." All capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement (as hereinafter defined).

         WHEREAS, on August 11, 2004, SteelCloud, Mergeco and V-ONE entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT");

         WHEREAS, the Merger Agreement provided for a tax-free issuance of securities pursuant to the provisions of Section 368(a) of the Internal Revenue Code, whereby SteelCloud was to acquire 100% of the capital stock of V-ONE through the merger of Mergeco with and into V-ONE (the "MERGER") pursuant to which the separate corporate existence of Mergeco was to cease and V-ONE would continue unimpaired as the surviving corporation of such Merger as a wholly owned subsidiary of SteelCloud;

         WHEREAS, in consideration of the Merger, the receipt by SteelCloud of all of the issued and outstanding common stock of V-ONE, the conversion of all of the issued and outstanding shares of Series C Preferred Stock of V-ONE, the conversion of all of the issued and outstanding shares of Series D Preferred Stock of V-ONE, and the conversion of all of the outstanding 7% notes due February 27, 2009 of V-ONE in an aggregate unpaid principal and accrued interest amount as of August 11, 2004 of $1,222,167, SteelCloud agreed to issue to the security-holders of V-ONE that number of shares of SteelCloud common stock and five-year warrants to purchase additional shares of SteelCloud common stock as provided in the Merger Agreement;

         WHEREAS, the Merger Agreement provided that at the Effective Time all of the officers and directors of V-ONE would be replaced by persons designated by SteelCloud;

         WHEREAS, in connection with the Merger Agreement, the Parties and certain related parties also entered into, or agreed to enter into, as the case may be, the Cancellation Agreement for Series C Preferred Stock Warrants, Cancellation Agreement for Series D Convertible Preferred Stock Warrants, the Cancellation and Termination Agreement for 7% Subordinated Convertible Notes and Warrants, the Grayson Employment Agreement, the Voting and Subordination Agreements entered into by and among SteelCloud and the holders of the Series C Preferred Stock and the Voting and Subordination Agreements entered into by and among SteelCloud and the holders of the Series D Preferred Stock which agreements, together with the Merger Agreement, are collectively referred to herein as the "TRANSACTION DOCUMENTS."

         WHEREAS, the Board of Directors of each of SteelCloud and V-ONE has determined that it is in the best interests of all Parties to terminate the Transaction Documents and to release each other from all duties, rights, claims, causes of action, obligations and liabilities arising from, in connection with or relating to the Transaction Documents, all as provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

         1. AGREEMENT TO TERMINATE. Subject to the terms and conditions set forth herein, the Parties agree, concurrently with the Termination Closing (as defined herein) to terminate the Transaction Documents and the Transaction Documents will be terminated and of no further force and effect as of the Termination Closing pursuant to Section 8.1 of the Merger Agreement. Additionally, on the Termination Closing Date (as defined herein), the Parties shall take all actions that counsel to the Parties reasonably deem necessary to render the Merger Agreement and the other Transaction Documents null and void AB INITIO.

         2. TERMINATION CLOSING. The closing ("TERMINATION CLOSING") of the transactions contemplated by Section 1 of this Agreement shall take place at the offices of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, 101 E. 52nd Street, 9th Floor, New York, New York 10022 at 2:00 p.m. on September 28, 2004 or at such other time and place as the Parties may agree ("TERMINATION CLOSING DATE").

         3. APPROVAL. This Agreement has been approved by the board of directors of each of SteelCloud and V-ONE.

         4. NO OBLIGATION. Upon execution hereof, each of the Parties acknowledges that no Party shall have any further obligations to any other Party herein other than as set forth in this Agreement.

         5. CONFIDENTIAL INFORMATION. Unless otherwise agreed to in writing by the Party disclosing (or whose representatives disclosed) the same (a "DISCLOSING PARTY"), each Party (a "RECEIVING PARTY") (a) will, and will cause its affiliates, directors, officers, employees, agents and controlling persons (such affiliates and other persons with respect to any Party being collectively referred to as such Party's "REPRESENTATIVES") to keep all Confidential Information (as defined herein) of the Disclosing Party in strict confidence and not disclose or reveal any such Confidential Information to any person other than those Representatives of the Receiving Party who participated in effecting the transactions contemplated in the Merger Agreement, (b) used, and caused its Representatives to use, such Confidential Information only in connection with consummating the transactions contemplated in the Merger Agreement and enforcing the Receiving Party's rights thereunder, and (c) did not and will not use, and caused or will cause its Representatives not to use, Confidential Information in any manner detrimental to the Disclosing Party. In the event that a Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order. A Party's obligations hereunder with respect to Confidential Information that (a) is disclosed to a third party with the Disclosing Party's written approval, (b) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (c) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (b) and (c) above to the Receiving Party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. Each Receiving Party has returned all Confidential Information to the Disclosing Party that delivered such Confidential Information or has destroyed all such Confidential Information and has destroyed summaries, analyses or extracts prepared by it or its Representatives.

For purposes of this Section 5, "CONFIDENTIAL INFORMATION" of a Party means all confidential or proprietary information about such Party that is furnished by it or its Representatives to the other Party or the other Party's Representatives, regardless of the manner in which it is furnished. "Confidential Information" does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the Receiving Party or its Representatives, (b) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party, (c) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a person other than the

Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise prohibited from transmitting the information to the Receiving Party or its Representatives, or (d) is independently developed by the Receiving Party or its Representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 5 shall be construed to limit a Receiving Party's right to independently develop or acquire products without use of the Disclosing Party's Confidential Information.

         6. NO MATERIAL CHANGE. Each Party hereto represents that since the execution of the Merger Agreement, there has been no material change in its financial condition, financial developments or business that has not been disclosed to the other Parties, nor is there a transaction pending the consummation of which would be reasonable likely to cause a material change in its financial condition, financial developments or business that has not been disclosed to the other Parties.

         7. EXPENSES. Each Party shall bear all of its own costs and expenses incurred in connection with the Transaction Documents and the transactions contemplated thereby.

         8. NON-SOLICITATION OF EMPLOYEES. Except as is consistent with each Party's standard recruitment practice which may include solicitation of employees through employment agencies, advertisements in newspapers, magazines, trade journals or the Internet, for a period of two (2) years from the date hereof, no Party shall, without the other Party's prior written consent, solicit any employee of the other Party to leave the other Party's employ in order to accept employment with the soliciting Party or any other person.
         9. MUTUAL RELEASES.

                  (i) BY V-ONE. On the Termination Closing Date, V-ONE, for itself and on behalf of each of the members of the V-ONE Group, does hereby jointly and severally forever discharge and release each of the members of the SteelCloud Group from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which V-ONE or the members of the V-ONE Group, or any of them, had or have arising out of any circumstance, thing, or event alleged, or arising out of the Transaction Documents and any ancillary agreement or instrument entered into pursuant thereto, and any and all other matters of any nature whatsoever, including without limitation any and all past, present, pending or threatened litigation.

                  (ii) BY STEELCLOUD AND MERGECO. On the Termination Closing Date, SteelCloud, for itself and on behalf of each of the members of the SteelCloud Group (other than Mergeco), and Mergeco, do hereby jointly and severally forever discharge and release each of the members of the V-ONE Group from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which SteelCloud, the members of the SteelCloud Group (other than Mergeco), or Mergeco, or any of them, had or have arising out of any circumstance, thing, or event alleged, or arising out of the Transaction Documents and any ancillary agreement or instrument entered into pursuant thereto, and any and all other matters of any nature whatsoever, including without limitation any and all past, present, pending or threatened litigation.

                  (iii) EXTENT OF RELEASES. Each of the Parties understands and agrees that the mutual releases set forth above extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected.

         10. PUBLICITY AND DISCLOSURE. Each of SteelCloud and V-ONE shall file a Form 8-K with the Securities and Exchange Commission to describe the terms of this Agreement, substantially in the forms attached hereto as EXHIBIT 1 AND
EXHIBIT 2. Immediately after the Termination Closing, SteelCloud and V-ONE shall issue a joint press release disclosing the termination of the Transaction Documents, substantially in the form attached hereto as EXHIBIT 3. Except as required by law, no other press releases shall be issued regarding the termination of the Transaction Documents by any Party without the prior written consents of the other Parties.

         11. REPRESENTATIONS OF THE PARTIES. Each Party represents to the other that it has all requisite power and authority to execute and perform its obligations under this Agreement; that it has taken all necessary action to authorize such execution, delivery and performance; that such execution, delivery and performance does not violate or conflict with any law applicable to it, any provision of its charter or bylaws, or any order or judgment or order of any court or other agency of government applicable to it and that it has obtained any and all consents necessary such that this Agreement, when executed, will constitute the legal, valid and binding obligation of the Parties, enforceable in accordance with its respective terms.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by all of the Parties hereto.

         13. GOVERNING LAW, DISPUTE RESOLUTION AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims (disputes arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the dispute within twenty (20) business days following notice of the dispute to the other Party, then the dispute shall be resolved in a binding arbitration proceeding to be held in New York, New York, in accordance with the international rules of the American Arbitration Association. The Parties agree that a panel of three arbitrators shall be required. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years. The arbitrators may award attorneys' fees and other arbitration related expense, as well as pre- and post-judgment interest on any award of damages, to the prevailing Party, in their sole discretion.

         14. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

         (a) If to SteelCloud or Mergerco:

         Steelcloud, Inc.
         1306 Squire Court
         Dulles, VA 20166
         Attention: Thomas P. Dunne
         Facsimile: (703) 450-0411

         with a copy to:

         Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
         101 East 52nd Street, 9th Floor
         New York, New York 10022
         Attention: Jay M. Kaplowitz, Esq.
         Facsimile: (212) 980-5192

         (b) If to V-ONE:

         V-ONE Corporation
         20300-Century Blvd
         Suite 200
         Germantown, MD 20874
         Attention: Margaret Grayson
         Facsimile: (301) 916-8459

         with a copy to:

         Kirkpatrick & Lockhart, LLP
         1800 Massachusetts Avenue, NW
         Washington, DC 20036-1800
         Attention: Alan J. Berkeley
         Facsimile: (202) 778-9100

or to such person or address as any Party shall specify by notice in writing to the other Party. Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

         15. COUNTERPARTS. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.

         16. SEVERABILITY. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions thereof.

         17. JOINT DRAFTING. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of the Agreement.


                         [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have made and executed this Agreement as of the day and year first above written.

STEELCLOUD, INC.                            V-ONE CORPORATION

By:                                      By:
    --------------------------              -----------------------------------
    Name:                                   Name:
    Title:                                  Title:

SCLD ACQUISITION CORP.

By:
         -----------------------------------
         Name:
         Title: